Exhibit 10.1

1347 Property Insurance Holdings, Inc.

2018 Equity Incentive Plan

EXECUTIVE STOCK GRANT AGREEMENT

1347 Property Insurance Holdings, Inc. (the “Company”) grants to the Grantee named below, in accordance with the terms of the 1347 Property Insurance Holdings, Inc. 2018 Equity Incentive Plan (the “Plan”) and this Executive Stock Grant Agreement (the “Agreement”), the following number of Shares, on the Date of Grant set forth below. Capitalized terms used in this Agreement without definition shall have the meanings assigned to them in the Plan.

I. NOTICE OF STOCK AWARD

Name of Grantee:

Number of Shares:

Date of Grant:

Vesting Dates:	Immediately vested on the Date of Grant

II. STOCK GRANT AGREEMENT

1. Grant of Shares. Subject to and upon the terms, conditions, and restrictions set forth in this Agreement and in the Plan, the Company hereby grants to the Grantee as of the Date of Grant, the number of Shares set forth above (the “Shares”). The Shares covered by this Award shall be represented by a stock certificate registered in the Grantee’s name or by uncertificated shares designated for the Grantee in book-entry form on the records of the Company’s transfer agent, subject to the restrictions set forth in this Agreement.

2. Restrictions on Transfer. Any stock certificate issued shall bear all legends required by law, including Rule 144 affiliate legends, as required. The Grantee may transfer the Shares only in accordance with such restrictions.

3. Tax Obligations.

(a) Tax Consequences. The Grantee has reviewed with the Grantee’s own tax advisors the federal, state, local and foreign tax consequences of this Award. The Grantee is relying solely on such advisors and not on any statements or representations of the Company or any of its agents. The Grantee understands that the Grantee (and not the Company) shall be responsible for any tax liability that may arise as a result of the transactions contemplated by this Agreement and the Plan.

(b) Withholding Taxes. The Grantee may satisfy any federal, state, local or other tax withholding obligation relating to the grant of the Shares under this Agreement by any of the following means (in addition to the Company’s right to withhold from any compensation paid to the Grantee by the Company, including withholding from any cash dividends paid in connection with the Shares hereunder) or by a combination of such means: (i) tendering a cash payment; (ii) authorizing the Company to withhold Shares from the Shares otherwise issuable to the Grantee under this Agreement; provided, however, that no Shares are withheld with a value exceeding the amount of tax required to be withheld by law based on the maximum statutory tax rates in the applicable taxing jurisdictions; or (iii) delivering to the Company owned and unencumbered Shares. The Grantee agrees to make appropriate arrangements with the Company for the satisfaction of all federal, state, local and other income and employment tax withholding requirements applicable to this Award.

4. Relation to Other Benefits. Any economic or other benefit to the Grantee under this Agreement or the Plan shall not be taken into account in determining any benefits to which the Grantee may be entitled under any profit-sharing, retirement or other benefit or compensation plan maintained by the Company or a Subsidiary.

5. No Guarantee of Continued Service. The Grantee acknowledges and agrees that nothing in this Agreement or the Plan confer upon the Grantee any right to continued employment or other service with the Company or any Subsidiary or affiliate.

6. Entire Agreement; Relation to Plan. This Agreement is subject to the terms and conditions of the Plan. This Agreement and the Plan contain the entire agreement and understanding of the parties with respect to the subject matter contained in this Agreement, and supersede all prior written or oral communications, representations and negotiations in respect thereto. In the event of any inconsistency between the provisions of this Agreement and the Plan, the Plan shall govern. The Committee acting pursuant to the Plan, as constituted from time to time, shall, except as expressly provided otherwise herein, have the right to determine any questions which arise in connection with the grant of the Shares.

7. Adjustments. The number and kind of Shares are subject to adjustment as provided in Section 14 of the Plan.

8. Compliance with Law. The Company shall make reasonable efforts to comply with all applicable federal and state securities laws and listing requirements with respect to the Shares; provided, however, notwithstanding any other provision of this Agreement, and only to the extent permitted under Section 409A of the Code, the Company shall not be obligated to deliver any Shares pursuant to this Agreement if the delivery thereof would result in a violation of any such law or listing requirement.

9. Successors and Assigns. Without limiting Section 2, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the permitted successors, administrators, heirs, legal representatives and assigns of the Grantee, and the successors and assigns of the Company.

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10. Choice of Law. The interpretation, performance, and enforcement of this Agreement shall be governed by the laws of the State of Delaware, without giving effect to any rule or principle of conflicts or choice of law that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.

11. Data Privacy. In order to administer the Plan, the Company may process personal data about the Grantee. Such data includes, but is not limited to the information provided in this Agreement and any changes thereto, other appropriate personal and financial data about the Grantee such as home address and business addresses and other contact information, and any other information that might be deemed appropriate by the Company to facilitate the administration of the Plan. By signing this Agreement, the Grantee gives explicit consent to the Company to process any such personal data. The Grantee also gives explicit consent to the Company to transfer any such personal data outside the country in which the Grantee works or is employed, including, if the Grantee is not a U.S. resident, to the United States, to transferees that shall include the Company and other persons who are designated by the Company to administer the Plan.

12. Plan and Prospectus Delivery. By signing this Agreement, the Grantee acknowledges that a copy of the Plan, the Plan Summary and Prospectus, and the Company’s most recent Annual Report and Proxy Statement (the “Prospectus Information”) either have been received by or provided to the Grantee, and the Grantee consents to receiving the Prospectus Information electronically, or, in the alternative, agrees to contact the Chief Financial Officer of the Company to request a paper copy of the Prospectus Information at no charge. The Grantee also represents that he or she is familiar with the terms and provisions of the Prospectus Information and hereby accepts this Award on the terms and subject to the conditions set forth herein and in the Plan. The Grantee hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Committee upon any questions arising under the Plan or this Agreement.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Date of Grant.

1347 PROPERTY INSURANCE HOLDINGS, INC.

By:
Name:
Title:

GRANTEE

Name:
Address:

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